Exhibit 99.1

Tilly’s, Inc. Announces Second Quarter Fiscal 2015 Results

Introduces Third Quarter Fiscal 2015 Outlook

• Second Quarter Net Sales of $130 million; Comp Store Sales Increased 0.5%

• Second Quarter EPS of $0.02

Irvine, CA – August 26, 2015 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the second quarter (13 weeks) and first half (26 weeks) of fiscal 2015 ended August 1, 2015.

“Second quarter results were in line with our outlook, with sales growth driven by new store openings over the past twelve months and a strong e-commerce business. We maintained our diligent inventory management, resulting in continued healthy product margins, and began the third quarter with inventory well positioned for the back-to-school season. Our merchandise offering is resonating well with our customers and we are encouraged by the solid start to the third quarter,” commented Daniel Griesemer, President and Chief Executive Officer.

Second Quarter Results Overview

The following comparisons refer to operating results for the second quarter of fiscal 2015 versus the second quarter of fiscal 2014 ended August 2, 2014:

•	Total net sales were $130 million compared to $123 million, an increase of $7 million or 6%.

•	Comparable store sales, which include e-commerce sales, increased 0.5%.

•	Gross profit was $36.6 million compared to $34.7 million, an increase of $1.9 million or 6%. Gross margin, or gross profit as a percentage of net sales, was 28.1% compared to 28.2%. This slight decrease was primarily due to a 40 basis point decline in product margins, partially offset by lower buying, distribution and occupancy costs as a percentage of net sales.

•	Operating income was $1.1 million compared to $2.3 million and included an aggregate of $0.9 million in non-cash store asset impairment charges and an accrual for a potential legal settlement.

•	Net income was $0.6 million, or $0.02 per diluted share, compared to $1.3 million, or $0.05 per diluted share. Our effective tax rate was 50% compared to 46%, and was higher primarily due to a tax settlement related to a prior tax year.

First Half Results Overview

The following comparisons refer to operating results for the first half of fiscal 2015 versus the first half of fiscal 2014 ended August 2, 2014:

•	Total net sales were $250 million compared to $234 million, an increase of $16 million or 7%.

•	Comparable store sales, which include e-commerce sales, increased 1.2%.

•	Gross profit was $72.6 million compared to $66.0 million, an increase of $6.6 million or 10%. Gross margin was 29.0% compared to 28.2%. This 80 basis point increase was primarily due to lower buying, distribution and occupancy costs as a percentage of net sales and a 20 basis point increase in product margins.

•	Operating income was $3.2 million compared to $3.4 million and included an aggregate of $0.9 million in non-cash store asset impairment charges and an accrual for a potential legal settlement.

•	Net income was $1.8 million, or $0.06 per diluted share, compared to $1.9 million, or $0.07 per diluted share.

Balance Sheet and Liquidity

As of August 1, 2015, the Company had $77 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $57 million of cash and marketable securities and no debt as of August 2, 2014.

Third Quarter 2015 Outlook

The Company expects third quarter comparable store sales growth to be positive low single digits and net income per diluted share to be in the range of $0.12 to $0.16. This assumes an anticipated effective tax rate of approximately 40% and a weighted average diluted share count of 28.8 million shares.

Conference Call Information

A conference call to discuss the financial results is scheduled for today, August 26, 2015, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 397-0298 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until September 9, 2015, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 5988386. Please note participants must enter the conference identification number in order to access the replay.

About Tillys

Tillys is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tillys is headquartered in Southern California and, as of August 26, 2015, operated 216 stores and through its website, www.tillys.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financials and operating results, including but not limited to future comparable store sales, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, and market share and our business and strategy, including but not limited to store expansion, expansion of brands and exclusive relationships, development and growth of our ecommerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our ecommerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 1, 2015, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.

Consolidated Balance Sheets

(In thousands, except per par value share data)

(Unaudited)

	August 1, 2015	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$51,725	$49,789
Marketable securities	24,991	34,957
Receivables	11,384	4,682
Merchandise inventories	79,923	51,507
Prepaid expenses and other current assets	13,222	12,349

Total current assets	181,245	153,284
Property and equipment, net	101,214	101,335
Other assets	3,088	2,932

Total assets	$285,547	$257,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,076	$23,109
Accrued expenses	18,527	12,325
Deferred revenue	5,306	7,075
Accrued compensation and benefits	6,322	5,911
Current portion of deferred rent	5,477	6,070
Current portion of capital lease obligation	832	806

Total current liabilities	75,540	55,296
Long-term portion of deferred rent	42,821	41,875
Long-term portion of capital lease obligation	1,271	1,694

Total long-term liabilities	44,092	43,569

Total liabilities	119,632	98,865
Commitments and contingencies

Stockholders’ equity:
Common stock (Class A), $0.001 par value; August 1, 2015 - 100,000 shares authorized, 12,297 shares issued and outstanding; January 31, 2015 - 100,000 shares authorized, 11,546 shares issued and outstanding	12	11
Common stock (Class B), $0.001 par value; August 1, 2015 - 35,000 shares authorized, 16,169 shares issued and outstanding; January 31, 2015 - 35,000 shares authorized, 16,544 shares issued and outstanding	16	17
Preferred stock, $0.001 par value; August 1, 2015 and January 31, 2015 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	131,960	126,565
Retained earnings	33,914	32,072
Accumulated other comprehensive income	13	21

Total stockholders’ equity	165,915	158,686

Total liabilities and stockholders’ equity	$285,547	$257,551

Tilly’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales	$130,023	$123,060	$250,213	$234,194
Cost of goods sold (includes buying, distribution, and occupancy costs)	93,427	88,405	177,565	168,212

Gross profit	36,596	34,655	72,648	65,982
Selling, general and administrative expenses	35,492	32,326	69,415	62,576

Operating income	1,104	2,329	3,233	3,406
Other income, net	10	4	18	3

Income before income taxes	1,114	2,333	3,251	3,409
Income tax expense	554	1,067	1,409	1,552

Net income	$560	$1,266	$1,842	$1,857

Basic earnings per share of Class A and Class B common stock	$0.02	$0.05	$0.07	$0.07
Diluted earnings per share of Class A and Class B common stock	$0.02	$0.05	$0.06	$0.07
Weighted average basic shares outstanding	28,333	28,014	28,253	27,999
Weighted average diluted shares outstanding	28,426	28,049	28,403	28,100

Tilly’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014
Cash flows from operating activities
Net income	$1,842	$1,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,260	10,182
Stock-based compensation expense	2,301	1,903
Loss on disposal of assets	67	39
Impairment of assets	367	—
Gain on sales and maturities of marketable securities	(65)	(77)
Deferred income taxes	147	334
Excess tax benefit from stock-based compensation	(95)	—
Changes in operating assets and liabilities:
Receivables	(6,702)	(1,750)
Merchandise inventories	(28,416)	(24,121)
Prepaid expenses and other assets	(1,171)	(1,268)
Accounts payable	15,928	18,397
Accrued expenses	6,149	6,906
Accrued compensation and benefits	411	782
Deferred rent	353	(4)
Deferred revenue	(1,769)	(1,437)

Net cash provided by operating activities	607	11,743

Cash flows from investing activities
Purchase of property and equipment	(11,481)	(14,587)
Proceeds from sale of property and equipment	—	9
Purchases of marketable securities	(19,982)	(24,961)
Maturities of marketable securities	30,000	35,000

Net cash used in investing activities	(1,463)	(4,539)

Cash flows from financing activities
Proceeds from exercise of stock options	3,094	165
Payment of capital lease obligation	(397)	(373)
Excess tax benefit from stock-based compensation	95	—

Net cash provided by (used in) financing activities	2,792	(208)

Change in cash and cash equivalents	1,936	6,996
Cash and cash equivalents, beginning of period	49,789	25,412

Cash and cash equivalents, end of period	$51,725	$32,408

Tilly’s, Inc.

Store Count and Square Footage

	Stores Open at Beg of Qtr	Stores Opened During Qtr	Stores Closed During Qtr	Stores Open at End of Qtr	Total Gross Square Footage End of Qtr (in thousands)
2014 Q1	195	3	0	198	1,535
2014 Q2	198	6	1	203	1,563
2014 Q3	203	5	1	207	1,589
2014 Q4	207	5	0	212	1,622
2015 Q1	212	2	1	213	1,630
2015 Q2	213	3	0	216	1,655

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com